EXECUTION VERSION

REVOLVING CREDIT
AND TERM LOAN AGREEMENT

dated as of

August 20, 2004

among

CAPITAL AUTOMOTIVE L.P., as Borrower

CAPITAL AUTOMOTIVE REIT, as Guarantor

The Lenders Party Hereto,

JPMORGAN CHASE BANK,

as Administrative Agent, Swingline Lender and Issuing Bank,

BANK OF AMERICA, N.A. and
WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agents,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION and
RBC CAPITAL MARKETS, as Documentation Agents

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Sole Lead Arranger

i-

ii-

iii-

SECTION 9.13.	USA PATRIOT Act	72
SECTION 9.14.	Interest Rate Limitation	72

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SCHEDULES:

Schedule A — Revolver Commitments and Pro Rata Share of Term Loan

Schedule 1.1(a) — Eligible Ground Leases

Schedule 1.1(b) — Other Ground Leases

Schedule 3.6(a) — Litigation

Schedule 3.6(b) — Environmental Matters

Schedule 3.11 — Existing Indebtedness

Schedule 3.12 — Organization Chart of the Guarantor and the Subsidiaries

Schedule 3.14 — All Properties, Unencumbered Properties and Unencumbered Construction Properties

Schedule 3.17 — Insurance

EXHIBITS:

Exhibit 2.3	Form of Borrowing Request

Exhibit 2.4(a)	Form of Competitive Bid Request

Exhibit 2.4(b)	Form of Competitive Bid

Exhibit 2.8(b)	Form of Interest Election Request

Exhibit 2.10(e)-1	Form of Revolving Note

Exhibit 2.10(e)-2	Form of Term Note

Exhibit 5.1(c)	Form of Officer’s Certificate

Exhibit 9.4(b)(ii)(C)	Form of Assignment and Assumption

Exhibit 9.4(e)(i)	Form of Designation Agreement

Exhibit 9.4(e)(ii)	Form of Designated Bank Note

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     THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 20, 2004, among CAPITAL AUTOMOTIVE L.P., a Delaware limited partnership, as borrower (the “Borrower”), CAPITAL AUTOMOTIVE REIT, a Maryland real estate investment trust, as guarantor (the “Guarantor”), the Lenders (as defined herein) and JPMORGAN CHASE BANK, as Administrative Agent for the Lenders, Swingline Lender and Issuing Bank.

RECITALS

     WHEREAS, the Borrower desires that the Lenders provide (i) a term loan facility in an aggregate amount of $150 million, (ii) a revolving credit facility in an initial aggregate amount of up to $250 million with the option to increase the aggregate amount to $350 million, (iii) letters of credit, (iv) swing loans and (v) competitive bid borrowings;

     WHEREAS, the Guarantor has agreed to unconditionally guarantee all the obligations of the Borrower hereunder; and

     WHEREAS, the Lenders have agreed to make the requested term and revolving credit facilities available to the Borrower on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     “Adjusted Book Value” means the lower of undepreciated cost or market value, determined in accordance with GAAP.

     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

     “Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     “Agreement” means this Revolving Credit and Term Loan Agreement, including the Schedules and Exhibits hereto.

     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “Applicable Credit Ratings” means the ratings assigned to the Index Debt by the Rating Agencies.

     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolver Commitments represented by such Lender’s Revolver Commitment. If the Revolver Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolver Commitments most recently in effect, giving effect to any assignments.

     “Applicable Rate” means, for any day, with respect to any Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the captions “Eurodollar Spread”, or “Facility Fee Rate”, as the case may be, based upon:

     (a) if neither the Borrower nor the Guarantor has at least two Applicable Credit Ratings in effect (including at least one from Moody’s or S&P), the Eurodollar Spread shall be determined based on the range into which the Leverage Ratio then falls as follows:

	Leverage	Eurodollar
Categories	Ratio	Spread
1	< 45%	1.100%
2	≥ 45% but < 50%	1.250%
3	≥ 50% but < 55%	1.450%
4	≥ 55% but < 60%	1.550%
5	≥ 60%	1.750%

     (b) if either (i) the Borrower has at least two Applicable Credit Ratings in effect (including at least one from Moody’s or S&P) or (ii) the Guarantor has at least two Applicable Credit Ratings in effect (including at least one from Moody’s or S&P), the Eurodollar Spread and the Facility Fee Rate shall be determined based upon the lowest Applicable Credit Rating of (A) the Borrower, if the Borrower has at least two Applicable Credit Ratings in effect and the Guarantor does not, (B) the Guarantor, if the Guarantor has at least two Applicable Credit Ratings in effect and the Borrower does not, or (C) if both the Borrower and the Guarantor have at least two Applicable Credit Ratings in effect, the Credit Party with the highest Applicable Credit Ratings (including at least one from Moody’s or S&P), in each case as of the most recent Calculation Date in the table below; provided that in the event that if either or both Credit Parties receive more than two Applicable Credit Ratings and such Applicable Credit Ratings are not equivalent, the Applicable Margin shall be determined by the lower of the two highest Applicable Credit Ratings of the applicable Credit Party under clauses (A), (B) or (C) above, provided that at least one of such two highest Applicable Credit Ratings shall be from S&P or Moody’s; provided further, that if neither of the two highest Applicable Credit Ratings were issued by S&P or Moody’s, the Applicable Margin shall be determined by the highest Applicable Credit Rating of the applicable Credit Party from S&P or Moody’s:

	S&P	Moody’s
	Applicable Credit	Applicable Credit	Eurodollar	Facility Fee
Categories:	Rating	Rating	Spread	Rate
1	BBB+ or better	Baa1 or better	0.75%	0.15%
2	BBB	Baa2	0.85%	0.15%
3	BBB-	Baa3	0.95%	0.20%
4	BB+	Ba1	1.05%	0.20%
5	Below BB+	Below Ba1	1.25%	0.25%

     Additionally, if the Applicable Credit Ratings are changed (other than as a result of a change in the rating system of the Rating Agencies), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to SECTION 5.1. or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any of the Rating Agencies shall change, or if either such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

     The Applicable Rate shall be determined and adjusted on the date (each a “Calculation Date”) (i) if the Applicable Rate is determined pursuant to clause (a) above, five Business Days after the date on which the Borrower provides the officer’s certificate in accordance with the provisions of SECTION 5.1(c); provided that if the Borrower fails to provide the officer’s certificate required by SECTION 5.1(c) on or before the date required by SECTION 5.1(c), the Applicable Rate from such date shall be based on Category 5 in clause (a) above until such time that an appropriate officer’s certificate is provided whereupon the Applicable Rate shall be determined by the then current Leverage Ratio, or (ii) if the Applicable Rate is determined pursuant to clause (b) above, the date the Borrower obtains an Applicable Credit Rating from at least two Rating Agencies or the date there is a change in any Applicable Credit Rating that would cause a change in the Applicable Rate pursuant to clause (b) above, in each case promptly after the Administrative Agent receives notice regarding such Applicable Credit Rating. Each Applicable Rate shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Rate shall be applicable both to new Revolving Loans made and to all existing Loans.

     The Borrower shall promptly deliver to the Administrative Agent (x) any notice it receives from a Rating Agency regarding a change in the Applicable Credit Ratings or (y) any information that might reasonably be expected by the Borrower to change the Leverage Ratio, and in each case that would change the existing category for the Applicable Rate as set forth above.

     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.4), and accepted by the Administrative Agent, in the form of Exhibit 9.4(b)(ii)(C) or any other form approved by the Administrative Agent.

     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Loan Maturity Date and the date of termination of the Revolver Commitments.

     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Borrower” means Capital Automotive L.P., a Delaware limited partnership.

     “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect, (c) a Swingline Loan or (d) each portion of the Term Loan of the same Type made, converted or continued on the same date and, if such portion is then a Eurodollar Loan, as to which a single Interest Period is in effect.

     “Borrowing Request” means a request by the Borrower for a Revolving Borrowing or a Term Borrowing in accordance with SECTION 2.3, substantially in the form of Exhibit 2.3.

     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     “Calculation Date” has the meaning set forth in the definition of Applicable Rate in this SECTION 1.1.

     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     “Cash Equivalents” means:

     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 33.33% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Guarantor, (b) occupation of a majority of the seats (other than vacant seats) on the board of trustees of the Guarantor by Persons who were neither (i) nominated by the board of trustees of the Guarantor nor (ii) appointed by trustees so nominated, (c) the acquisition of direct or indirect Control of the Guarantor by any Person or group, or (d) the Guarantor fails to directly own at least 51% of the aggregate ownership interests in the Borrower (giving effect to any convertible interests with respect thereto).

     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of SECTION 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority having jurisdiction over such Lender or Issuing Bank made or issued after the date of this Agreement.

     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is a part of the Term Loan, the Revolving Loans, the Competitive Loans or the Swingline Loans.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Combined Equity Value” means Total Value less Total Outstanding Indebtedness.

     “Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with SECTION 2.4, substantially in the form of Exhibit 2.4(b).

     “Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

     “Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with SECTION 2.4, substantially in the form of Exhibit 2.4(a).

     “Competitive Loan” means a Loan made pursuant to SECTION 2.4.

     “Consolidated Businesses” means the Guarantor, the Borrower and their Subsidiaries, on a consolidated basis (without taking into account any non-wholly owned Person or entity).

     “Construction-in-Process” means Real Property owned by a Consolidated Business or Joint Venture Entity on which construction of improvements on Eligible Land has commenced and is proceeding to completion in the ordinary course but has not yet been completed, as such completion shall be evidenced by a certificate of occupancy (or its reasonable equivalent in jurisdictions where a certificate of occupancy is not available).

     “Construction Property” means Construction-in-Process and Eligible Land.

     “Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and exclusive of guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (i) in the case of an interest or interest and principal guaranty, the stated dated maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the applicable Borrower required to be delivered pursuant hereto. Notwithstanding anything contained herein to the contrary, guarantees of completion and of Nonrecourse

Carveouts shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion or of Nonrecourse Carveouts shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Person), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations, and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include (x) guarantees of loan commitments or of construction loans to the extent the same have not been drawn or (y) guarantees of collection limited to guaranteeing fully secured loans that require the lender to foreclose upon all collateral before making a claim against any such guarantee and which guarantees shall be reduced by any amounts recovered from the borrower or any collateral, provided, that in no event shall liabilities under such guarantees exceed 5% of Total Value.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Credit Documents” means this Agreement, any Notes issued hereunder, any notice of Borrowing, any Competitive Bid quote request, any Borrowing Request and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

     “Credit Parties” means the Borrower and the Guarantor and “Credit Party” means either one of them.

     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     “Designated Bank” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to SECTION 9.4(e), and (ii) is not otherwise a Lender.

     “Designated Bank Notes” means promissory notes of the Borrower, substantially in the form of Exhibit 9.4(e)(ii) hereto, evidencing the obligation of the Borrower to repay Competitive Loans made by Designated Banks, as the same may be amended, supplemented, modified or restated from time to time, and “Designated Bank Note” means any one of such promissory notes issued under SECTION 9.4(e).

     “Designating Lender” shall have the meaning set forth in SECTION 9.4(e).

     “Designation Agreement” means a designation agreement, substantially in the form of Exhibit 9.4(e)(i), entered into by a Lender and a Designated Bank and accepted by the Administrative Agent.

     “Disclosed Matters” means the actions, suits and proceedings and the Environmental Liabilities disclosed in the Form 8-K of the Guarantor, dated April 7, 2004.

     “DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

     “dollars” or “$” refers to lawful money of the United States of America.

     “EBITDA” means, for any period, the Net Income (Loss) of the Consolidated Businesses for such period, plus (a) the sum of the following amounts of the Consolidated Businesses for such period determined on a consolidated basis in conformity with GAAP, to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses and debt extinguishment charges, and (vi) minority interests in Joint Venture Entities, less (b) the sum of the following amounts of the Consolidated Businesses for such period determined on a consolidated basis in conformity with GAAP, to the extent included in the determination of such Net Income (Loss): (i) extraordinary gains (and other gains on asset sales not otherwise included in extraordinary gains determined on a consolidated basis in conformity with GAAP) and (ii) the applicable share of Net Income (Loss) of such the Consolidated Businesses’ Joint Venture Entities, plus (c) the portion allocable to the Consolidated Businesses of EBITDA of such Person’s Joint Venture Entities for such period.

     “Effective Date” means the date on which the conditions specified in SECTION 4.1 are satisfied (or waived in accordance with SECTION 9.2.

     “Eligible Assignee” means (a) any Lender or any Affiliate of a Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, (d) any Approved Fund, or (e) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $500,000,000 or is otherwise acceptable to the Administrative Agent. Neither a Credit Party nor any Affiliate of a Credit Party shall qualify as an Eligible Assignee.

     “Eligible Ground Lease” means a ground lease that (a)(i) has a minimum remaining term of thirty (30) years, including tenant controlled renewal options or acceptable purchase options containing nominal or market based purchase prices, as of any date of determination, and (ii) has customary notice rights, default cure rights, bankruptcy new lease rights and other customary provisions for the benefit of a leasehold mortgagee or has equivalent protection for a leasehold permanent mortgagee by a subordination to such leasehold permanent mortgagee of the landlord’s fee interest, or (b) is otherwise acceptable to the Administrative Agent, after receipt of the applicable ground lease, for non-recourse leasehold mortgage financing under customary prudent lending requirements. The Eligible Ground Leases as of the date of this Agreement are listed on Schedule 1.1(a).

     “Eligible Land” means undeveloped land owned by a Consolidated Business or Joint Venture Entity which is zoned for use as an automobile dealership or other automotive-related property, including office buildings and other administrative facilities used in connection with the administration or management of automobile dealerships, and which is not subject to a building moratorium or other restriction on construction, and which is not subject to a Lease.

     “Eligible Property” means Real Property owned or ground leased by a Consolidated Business or Joint Venture Entity which (i) is improved with Improvements that (a) have received a certificate of occupancy (or reasonable equivalent in jurisdictions where a certificate of occupancy is not available) and (b) are free from material title or structural defects, as certified by an officer of the Borrower (which certification may be based on third party reports) or (ii) is improved with Improvements suitable for use as an automobile dealership or other automotive-related property (including office buildings and other administrative facilities used in connection with the administration or management of automobile dealerships), is undergoing construction or expansion and has not yet received a certificate of occupancy (or reasonable equivalent in jurisdictions where a certificate of occupancy is not available), and is subject to a Lease, together with any undeveloped, income-producing parcels of land related to Real Property identified in clauses (i) or (ii) above which are subject to a Lease.

     “Environmental Event” is defined in the definition of Unencumbered Construction Property.

     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Guarantor, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or the Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower, Guarantor or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower, Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower, Guarantor or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower, Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

     “Event of Default” has the meaning assigned to such term in Article VII.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under SECTION 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with SECTION 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to SECTION 2.17(a).

     “Facility Fee Rate” means the applicable rate per annum with respect to facility fees set forth under the caption “Facility Fee Rate” in paragraph (b) of the definition of Applicable Rate.

     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Financial Officer” means the chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller, president and chief executive officer, secretary, general counsel or any senior vice president of the Borrower or the Guarantor, as applicable.

     “Fixed Charges” means, with respect to any period, the sum of (a) Total Interest Expense for such period and (b) the aggregate of all scheduled principal payments on Total Outstanding Indebtedness according to GAAP made or required to be made during such period by the Consolidated Businesses or allocable to the Consolidated Businesses on account of Joint Venture Holdings (but excluding balloon payments and repayments of principal due upon the stated maturity of any Indebtedness) and (c) the aggregate of all dividends and distributions payable (whether paid or accrued) on the Consolidated Businesses preferred equity interests (if any).

     “Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

     “Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

     “Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” under Section 7701(a)(3) of the Code.

     “Funds from Operations” means “funds from operations” as defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time, but excluding one-time debt extinguishment charges.

     “GAAP” means generally accepted accounting principles in the United States of America.

     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Guaranty” means the guaranty of payment provided by the Guarantor pursuant to SECTION 4A.

     “Guaranty Obligations” of or by any Person (the “guarantor”), means any obligation, contingent or otherwise, of the guarantor, guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guaranty Obligations shall not include endorsements for collection or deposit in the ordinary course of business.

     “Guarantor” means Capital Automotive REIT, a Maryland real estate investment trust.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Improvements” means all buildings, fixtures, structures, parking areas, landscaping and other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used to the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third parties unaffiliated with the Credit Parties or their Subsidiaries and (c) any items of personal property.

     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guaranty Obligations by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person to purchase or redeem any shares of equity securities issued by such Person, including obligations under so-

called forward equity purchase contracts to the extent such obligations are not payable solely in equity interests, (l) all uncollateralized obligations of such Person in respect of any Swap Agreements and (m) all obligations of such Person in respect of any so-called “synthetic lease” (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan for U.S. income tax purposes). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower or the Guarantor, as applicable, that is not guaranteed by any other Person or subject to any other credit enhancement.

     “Initial Revolving Loan Maturity Date” means August 20, 2007.

     “Information Memorandum” means the Confidential Information Memorandum dated July 2004 relating to the Borrower and the Transactions.

     “Interest Election Request” means a request by the Borrower to convert or continue (a) a Revolving Borrowing, or (b) all or a portion of the Term Loan, in each case in accordance with SECTION 2.8.

     “Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

     “Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, and (b) with respect to any Fixed Rate Borrowing, a period of one, two or three months’ duration as the Borrower may elect, commencing, in each case, on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Loan Maturity Date and (iv) no Interest Period with respect to the Term Loan shall extend beyond the Term Loan Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing or the Term Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “Investment Grade Debt Rating” means an Applicable Credit Rating of BBB- or higher by S&P or Baa3 or higher by Moody’s (or an equivalent rating from another nationally recognized rating agency).

     “Investments” is defined in SECTION 6.4.

     “Issuing Bank” means JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in SECTION 2.6(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

     “Joint Venture” means a partnership, limited liability company, joint venture (including a tenancy-in-common ownership pursuant to a written agreement providing for substantially the same rights and obligations relating to such property that would be in a joint venture agreement), or corporation.

     “Joint Venture Entity” means a Joint Venture in which the Borrower or the Guarantor, directly or indirectly, has a Joint Venture Holding.

     “Joint Venture Holding” means an interest in a Joint Venture held or owned by the Borrower or the Guarantor (or one of their Subsidiaries) which is not wholly owned by the Borrower or the Guarantor (or one of their Subsidiaries).

     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

     “Lease” means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Property, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

     “Lease Coverage Ratio” means, as of any date of determination for any Lease Credit Party on a combined fiscal year-to-date basis, the ratio of (i) Net Income plus the sum of the following amounts: (a) income tax expense, (b) all rent payable under Leases for Real Property and Improvements (“Aggregate Rent Obligations”), (c) depreciation and amortization expense, (d) compensation and bonuses payable to owners, (e) the annual last-in first-out (LIFO) accounting adjustment and (f) extraordinary and other non-recurring losses to (ii) Aggregate Rent Obligations. Lease Coverage Ratio shall be calculated as of the last day of each calendar quarter for the calendar quarter prior to such quarter then ending.

     “Lease Credit Party” means any tenants and guarantors, taken as a whole, under a Lease for a Property.

     “Lenders” means the Persons listed on Schedule A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

     “Leverage Ratio” as of any date means the ratio, expressed as a percentage, of the Total Outstanding Indebtedness as of such date to the Total Value as of such date.

     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the display known as “Telerate Page 3750” (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Loans” means, collectively, the Revolving Loans and the Term Loan, or either of them.

     “Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the Adjusted LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the Adjusted LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

     “Margin Stock” means “margin stock” or “margin security” as such terms are defined in Regulation U and Regulation X.

     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, prospects or condition, financial or otherwise, of the Consolidated Businesses and the Subsidiaries taken as a whole, (b) the ability of either Credit Party to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement and any other Credit Documents.

     “Material Indebtedness” means recourse Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Guarantor, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Guarantor, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements or collateral posted) that the Guarantor, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

     “Material Subsidiary” means a Subsidiary of a Credit Party which (a) owns or ground leases an Unencumbered Property or (b) contributes at least 3% of Total Value.

     “Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Income (Loss)” means, for any Person for any period, the aggregate of net income (or loss) of such Person and its subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

     “Net Offering Proceeds” means (i) all cash or other assets received by the Guarantor or the Borrower as a result of the sale of common shares, preferred shares, partnership interests, limited liability company interests, convertible equity securities or other ownership or equity interests in the Guarantor or the Borrower, less (ii) customary costs and discounts of issuance paid by the Guarantor or the Borrower; provided, that Net Offering Proceeds shall not include any cash or other assets received pursuant to a sale of any item which may be characterized as debt at the time of such sale.

     “Net Operating Income” means, with respect to any Property or asset for any period, the net operating income of such Property or asset for such period determined in accordance with GAAP, excluding interest, depreciation, amortization and income taxes and adjusted to omit the straight line treatment of rent, so as to account for rent on a cash basis.

     “Nonrecourse Carveouts” means the personal liability of an obligor in connection with any Indebtedness for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental liability, bankruptcy filing or any other circumstances customarily excluded from non-recourse provisions and non-recourse financing of real estate.

     “Note” or “Notes” means the Revolving Notes, the Term Notes, any promissory notes issued to the Lenders to evidence Competitive Bid Loans made by Lenders, the Designated Bank Notes, and any promissory notes issued to the Swingline Lender, individually or collectively, as appropriate.

     “Obligations” means, without duplication, all of the obligations, liabilities and indebtedness of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under this Agreement, any Notes issued hereunder, or any of the other Credit Documents to which a Credit Party is a party, including without limitation the outstanding principal amount of the Loans.

     “Other Ground Leases” means ground leases listed on Schedule 1.1(b).

     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

     “Participant” has the meaning set forth in SECTION 9.4.

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     “Performing Secured Notes and Leases” means notes and notes receivable or leases held by a Consolidated Business or Joint Venture Entity which are (i) either secured (a) by a mortgage or other interest in Real Property or related equipment, (b) leases of related equipment or (c) by a pledge of shares or membership interests in a bankruptcy remote entity that owns Real Property, (ii) have interest or lease payments, as applicable, that are payable in cash, and (iii) are not more than 30 days past due or otherwise in default.

     “Permitted Encumbrances” means:

     (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with SECTION 5.4;

     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with SECTION 5.4;

     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

     (f) easements, zoning restrictions, rights-of-way, tenant leasehold mortgages on the tenant’s interests under a Lease where the Borrower or any Subsidiary is the lessor, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than common area, association, utility or other similar fees) and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Credit Party or any Subsidiary;

     provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness of the Borrower or the Guarantor.

     “Permitted Investments” means, subject in all cases to SECTION 5.13, Investments which are (a) unrestricted cash or Cash Equivalents, (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (c) earnest money and similar deposits in respect of Properties made in the ordinary course of business, (d) Investments (whether made directly or indirectly through the acquisition of a Person owning such assets) in Real Property, including Eligible Property; provided that Investments in Construction Property shall be limited as set forth in clause (g) below, (e) Investments by the Borrower or the Guarantor in the Subsidiaries, (f) Investments by the Borrower or the Guarantor in Joint Ventures that own Real Property, (g) Investments (whether made directly or indirectly through the acquisition of a Person owning such assets) in Construction Property for which the Adjusted Book Value does not exceed, in the aggregate at any one time, 10% of Total Value, (h) Investments in notes or notes receivable that are secured by mortgages or other interests in Real Property or related equipment for which the Adjusted Book Value does not exceed, in the aggregate at any one time, 15% of Total Value, (i) Investments in collateralized mortgage-backed securities and (j) Investments not otherwise described in or covered by the other subclauses of this definition, including, without limitation, loans to officers, directors and employees, provided that (A) such Investments do not exceed, in the aggregate at any one time, 5% of Total Value and (B) such Investments, together with the Investments referred to in subclauses (f), (g) and (i) above, do not exceed (in the aggregate at any one time) 20% of Total Value.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     “Property” means any Real Property or personal property, plant, building, facility, structure, equipment, general intangible, receivable, or other asset owned or leased by any Consolidated Business or any Joint Venture Entity.

     “Rating Agencies” means, collectively, two or more nationally-recognized rating agencies, at least one of which must be S&P or Moody’s.

     “Real Property” means any present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, including Eligible Land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the “Premises”), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefiting the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

     “Register” has the meaning set forth in SECTION 9.4.

     “Regulations T, U, and X” means Regulations T, U and X, respectively, of the Board of Governors of the Federal Reserve System (or any successor body) as from time to time in effect and any successor to all or a portion thereof.

     “REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq., of the Code.

     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, Term Loan Exposure and unused Revolver Commitments representing at least 66 2/3% of the sum of the total Revolving Credit Exposures, Term Loan Exposure and unused Revolver Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Revolver Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders; and provided further, that, in the event any of the Lenders shall have failed to fund its share of any Borrowing requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and any such failure has not been cured as provided in SECTION 2.7(b), then for so long as such failure continues, “Required Lenders” means Lenders (excluding all Lenders whose failure to fund their respective shares of such Borrowings have not been so cured) having Revolving Credit Exposures, Term Loan Exposure and unused Revolver Commitments representing at least 66 2/3% of the sum of the total Revolving Credit Exposures, Term Loan Exposure and unused Revolver Commitments of such Lenders at such time.

     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in or any option, warrant or other right to acquire any such Equity Interests in the Borrower; provided, however, that Restricted Payments shall not include any repurchases pursuant to any stock repurchase plans that may be adopted by the board of trustees of the Guarantor from time to time.

     “Revolver Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to SECTION 2.9(d), (b) reduced from time to time pursuant to SECTION 2.9 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to SECTION 9.4. The initial amount of each Lender’s Revolver Commitment is set forth on Schedule A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolver Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolver Commitments is $250,000,000.

     “Revolver Commitment Fee Rate” means, with respect to commitment fees payable hereunder, the amount determined based upon the average daily unused Revolver Commitments as a percentage of total Revolver Commitments, as set forth below.

Average daily unused Revolver
Commitments as percentage of total
Revolver Commitments	Revolver Commitment Fee Rate
< 33.33%	0.125%
≥33.33% but < 66.67%	0.175%
≥ 66.67%	0.225%

     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

     “Revolving Loan” means a Loan made pursuant to SECTION 2.3.

     “Revolving Loan Maturity Date” means the earlier of (a) the Initial Revolving Loan Maturity Date or, if extended by the Borrower pursuant to SECTION 2.10, August 20, 2008, and (b) the date of termination of the Revolver Commitments pursuant to the terms of this Agreement.

     “Revolving Note” or “Revolving Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to SECTION 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and in the form of Exhibit 2.10(e)-1.

     “Secured Indebtedness” means any Indebtedness secured by a Lien (excluding Indebtedness hereunder).

     “Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     “S&P” means Standard & Poor’s.

     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     “Subsidiary” means any direct or indirect subsidiary of the Guarantor (including the Borrower).

     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Guarantor, the Borrower or the Subsidiaries shall be a Swap Agreement.

     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

     “Swingline Lender” means collectively, JPMorgan Chase Bank and any other lender designated by the Administrative Agent, in their capacity as lenders of Swingline Loans hereunder.

     “Swingline Loan” means a Loan made pursuant to SECTION 2.5.

     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     “Term Loan” means the Loan made pursuant to SECTION 2.1, the aggregate amount of which shall equal $150,000,000.

     “Term Loan Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s portion of the Term Loan.

     “Term Loan Maturity Date” means August 20, 2009.

     “Term Note” or “Term Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Term Loan provided pursuant to SECTION 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and in the form of Exhibit 2.10(e)-2.

     “Total Interest Expense” means, for any period, the sum, without duplication, of (i) interest expense of the Consolidated Businesses paid during such period and (ii) interest expense of the Consolidated Businesses accrued and/or capitalized for such period and (iii) the portion of the interest expense of Joint Venture Entities allocable to the Consolidated Businesses in accordance with GAAP and paid during such period and (iv) the portion of the interest expense of Joint Venture Entities allocable to the Consolidated Businesses in accordance with GAAP and accrued and capitalized for such period, in the case of each of clauses (i)-(iv) including participating interest expense, interest in respect of Capitalized Leases and fees in connection with letters of credit but excluding extraordinary interest expense, and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness.

     “Total Outstanding Indebtedness” means, as of any date, the sum, without duplication, of (i) the amount of Indebtedness of the Consolidated Businesses set forth on the then most recent quarterly financial statements of the Guarantor, prepared in accordance with GAAP, plus any additional Indebtedness incurred (less any Indebtedness repaid, retired or forgiven) by the Consolidated Businesses since the time of such statements that is outstanding as of such date and (ii) the outstanding amount of Indebtedness of Joint Venture Entities allocable in accordance with GAAP to any of the Consolidated

Businesses as of the time of determination and (iii) the Contingent Obligations of the Consolidated Businesses and, to the extent allocable to the Consolidated Businesses in accordance with GAAP of the Joint Venture Entities.

     “Total Recourse Secured Outstanding Indebtedness” means Total Secured Outstanding Indebtedness under the terms of which any of the Consolidated Businesses guarantees or is directly obligated for any portion of such Indebtedness or interest payments thereon (other than Non-Recourse Carve-Outs), including, without limitation, the pro rata share of such recourse Indebtedness of Joint Venture Entities allocable to any of the Consolidated Businesses.

     “Total Secured Outstanding Indebtedness” means, as of any date, the portion of Total Outstanding Indebtedness that is Secured Indebtedness.

     “Total Unencumbered Value” means, as of any date, the sum, without duplication, of each of the following items: (i) the Adjusted Book Value of all Unencumbered Properties, plus (ii) the Adjusted Book Value of all Eligible Properties that would otherwise qualify as Unencumbered Properties except that the Lease Coverage Ratio for each such Eligible Property is less than 1.50 to 1.0 on a fiscal year-to-date basis for both of the preceding two fiscal quarters (so long as such Lease Coverage Ratio is greater than 1.0 to 1.0 on a fiscal year-to-date basis in one of the preceding two fiscal quarters), which amount in this clause (ii) shall be limited to 10% of Total Unencumbered Value, plus (iii) the Adjusted Book Value of all Eligible Properties that would otherwise qualify as Unencumbered Properties except that the Lease Coverage Ratio for each such Eligible Property cannot be calculated because the Lease Credit Party under the Lease for such Eligible Property has not delivered financial statements under such Lease, which amount under this clause (iii) shall be limited to 3.5% of Total Unencumbered Value, plus (iv) the Adjusted Book Value of all Performing Secured Notes and Leases that are not subject to any Liens, which amount in this clause (iv) shall be limited to 15% of Total Unencumbered Value, plus (v) the Adjusted Book Value of all Unencumbered Construction Properties, which amount in this clause (v) shall be limited to 10% of Total Unencumbered Value; provided that (a) not more than 20% of Total Unencumbered Value may be attributable to any single Unencumbered Property (other than the Property known as Chauncey Ranch located in Scottsdale, Arizona), (b) not more than 15% of Total Unencumbered Value may be attributable to Unencumbered Properties and Unencumbered Construction Properties located outside the United States, (c) the weighted average remaining term for all Leases on Eligible Properties included in clauses (i), (ii) and (iii) above shall be at least eight (8) years, and (d) only 66?% of the Adjusted Book Value of the Unencumbered Properties and Eligible Properties described in clauses (i), (ii) and (iii) above shall be included in Total Unencumbered Value if such Unencumbered Property or Eligible Property is ground leased under an Other Ground Lease instead of an Eligible Ground Lease.

     “Total Unsecured Outstanding Indebtedness” means, as of any date, the portion of Total Outstanding Indebtedness that is Unsecured Indebtedness.

     “Total Value” means, as of any date, the sum, without duplication, of (i) the Adjusted Book Value of all Eligible Properties, plus (ii) the Adjusted Book Value of Construction Property, which amount in this clause (ii) shall be limited to 10% of Total Value, plus (iii) the Adjusted Book Value of Performing Secured Notes and Leases, which amount in this clause (iii) shall be limited to 10% of Total Value, plus (iv) unrestricted cash and Cash Equivalents; provided that for all Eligible Properties, Construction Properties and Performing Secured Notes and Leases, only the Consolidated Business’ pro-rata share of such Adjusted Book Value shall be included in Total Value.

     “Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the Adjusted LIBO Rate or a Fixed Rate.

     “Unencumbered Construction Property” means a Construction Property that on any date of determination: (i) is wholly-owned or ground leased under an Eligible Ground Lease, directly or indirectly, by the Borrower or the Guarantor, (ii) is not subject (and the equity interests therein are not subject) to any Liens other than Permitted Encumbrances and Liens on the interest of the ground lessor of such Construction Property (a) that are expressly subordinated to the rights of the Borrower or its Subsidiaries as ground lessee, (b) that provide the Borrower or any Subsidiary a right to cure any defaults by the ground lessor under the financing secured by such Lien, or (c) whereby the holder of such Lien has waived or otherwise agreed to make such Lien subject to the rights of the Borrower or any Subsidiary as ground lessee and has agreed not to disturb the rights of the Borrower or its Subsidiaries as ground lessee under the ground lease or is otherwise estopped from exercising its rights under such Lien, and (iii) either (a) is not subject to any Environmental Liability that would have a material adverse effect on the value of such Property (an “Environmental Event”), as certified by an officer of the Borrower (which certification may be based on third party reports) or (b) if subject to an Environmental Event, an environmental indemnity has been provided by a creditworthy entity and a remediation plan has been established for such Property, in each case in form and substance reasonably satisfactory to the Administrative Agent.

     “Unencumbered NOI” means, as of any date, the sum, without duplication, of each of the following items: (i) the Net Operating Income of all Unencumbered Properties, plus (ii) the Net Operating Income of all Eligible Properties that would otherwise qualify as Unencumbered Properties except that the Lease Coverage Ratio for each such Eligible Property is less than 1.50 to 1.0 on a fiscal year-to-date basis in both of the preceding two fiscal quarters (so long as such Lease Coverage Ratio is greater than 1.0 to 1.0 on a fiscal year-to-date basis in one of the preceding two fiscal quarters), which amount in this clause (ii) shall be limited to 10% of Unencumbered NOI, plus (iii) the Net Operating Income of all Eligible Properties that would otherwise qualify as Unencumbered Properties except that the Lease Coverage Ratio for each such Eligible Property cannot be calculated because the Lease Credit Party under the Lease for such Eligible Property is not required to deliver financial statements under such Lease, which amount under this clause (iii) shall be limited to 3.5% of Unencumbered NOI, plus (iv) the Net Operating Income of all Performing Secured Notes and Leases that are not subject to any Liens, which amount in this clause (iv) shall be limited to 15% of Unencumbered NOI; provided that (a) not more than 20% of Unencumbered NOI may be attributable to any single Unencumbered Property (other than the Property known as Chauncey Ranch located in Scottsdale, Arizona), (b) not more than 15% of Unencumbered NOI may be attributable to Unencumbered Properties and Unencumbered Construction Properties located outside the United States, and (c) the weighted average remaining term for all Leases on Eligible Properties included in clauses (i), (ii) and (iii) above shall be at least eight (8) years.

     “Unencumbered Property” means an Eligible Property that on any date of determination: (i) is wholly-owned or ground leased under an Eligible Ground Lease or Other Ground Lease, directly or indirectly, by the Borrower or the Guarantor, (ii) is not subject (and the equity interests therein are not subject) to any Liens other than (a) Liens on the leasehold interest of the tenant under the Lease of such Eligible Property, or Liens on the interest of the ground lessor of such Eligible Property (x) that are expressly subordinated to the rights of that Lenders, (y) that provide the Borrower or any Subsidiary a right to cure any defaults thereunder, or (z) whereby the holder of such Lien has waived or otherwise agreed to make such Lien subject to the rights of the Borrower or any Subsidiary as ground lessee and has agreed not to disturb the rights of the Borrower or its Subsidiaries as ground lessee under the ground lease or is otherwise estopped from exercising its rights under such Lien, and (b) Permitted Encumbrances, (iii) either (a) is not subject to any Environmental Event, as certified by an officer of the Borrower (which certification may be based on third party reports) or (b) if subject to an Environmental Event, an environmental indemnity has been provided by a creditworthy entity and a remediation plan has been established for such Property, in each case in form and substance reasonably satisfactory to the Administrative Agent, (iv) is subject to an effective Lease with an operator of automotive dealerships or other automotive-related businesses as the tenant, no event of default shall have occurred and be continuing under such Lease, and such tenant shall not be subject to any bankruptcy, insolvency, reorganization or similar proceedings that (x) has continued undismissed for a period of 90 days or more or (y) has resulted in the rejection of such Lease, and (v) either (a) the Lease Coverage Ratio of the Lease Credit Party under the Lease for such Property shall be greater than or equal to 1.5 to 1.0 on a fiscal year-to-date basis for one of the preceding two fiscal quarters or (b) a Lease Credit Party is an automobile manufacturer with a corporate credit rating of BB+ or better from Moody’s or Ba1 or better from S&P, or is a subsidiary of an automobile manufacturer with such rating.

     “Unsecured Indebtedness” means any Indebtedness not secured by a Lien, including any Indebtedness hereunder.

     “Unsecured Interest Expense” means, for any period, Total Interest Expense attributable to the Total Unsecured Outstanding Indebtedness for such period.

     “Variable Rate Leases” means a Lease on which the monthly lease payments are calculated based upon an applicable floating interest rate (typically the LIBO Rate) plus the spread specified in such Lease.

     “wholly-owned Subsidiary” means, with respect to any Person, at any date, any subsidiary of such Person of which 100% of the outstanding shares of capital stock or other equity interests having ordinary voting power is at the time, directly or indirectly, owned by such Person.

     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan” or a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing” or “Eurodollar Term Borrowing”).

     SECTION 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.4. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

     SECTION 2.1. Loans.

     (a) Revolver Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolver Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Revolver Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

     (b) Term Loan. Subject to the terms and conditions set forth herein, each Lender agrees to lend to the Borrower on the Effective Date such Lender’s pro rata share of the Term Loan, as further set forth on Schedule A. No amount repaid with respect to the Term Loan may be reborrowed.

     SECTION 2.2. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolver Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in SECTION 2.4. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolver Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

     (b) Subject to SECTION 2.14, (i) each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan;

provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

     (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing or Eurodollar Term Borrowing, such Borrowing shall be in an aggregate amount that is not less than $3,000,000. At the time that each ABR Revolving Borrowing or ABR Term Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolver Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by SECTION 2.6(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each Swingline Loan shall be in an amount that is not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time.

     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, (i) any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Revolving Loan Maturity Date or (ii) any Term Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

     SECTION 2.3. Requests for Revolving Borrowings and Term Borrowing. To request a Revolving Borrowing or the Term Borrowing (on the Effective Date), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of (i) an LC Disbursement as contemplated by SECTION 2.6(e) or (ii) a Swingline Loan as contemplated by SECTION 2.5(c) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit 2.3 and signed by the Borrower. Each such Borrowing Request shall be accompanied by the officer’s certificate required by SECTION 6.1(j). Each such telephonic and written Borrowing Request shall specify the following information in compliance with SECTION 2.2:

     (i) the aggregate amount of the requested Borrowing;

     (ii) the date of such Borrowing, which shall be a Business Day;

     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of SECTION 2.7.

If no election as to the Type of Revolving Borrowing or Term Borrowing is specified, then the requested Revolving Borrowing or Term Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing or Eurodollar Term Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

     SECTION 2.4. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period so long as the Borrower maintains at least two (2) Investment Grade Debt Ratings (one (1) of which must be from Moody’s or S&P) the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that (i) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Revolver Commitments and (ii) after giving effect to the borrowing of such Competitive Loans, the aggregate principal amount of the outstanding Competitive Loans shall not exceed 50% of the total Revolver Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) two (2) Competitive Bid Requests in any thirty (30) day period, and provided further that each Competitive Bid Request may solicit Competitive Bids for up to three different Interest Periods. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in the form of Exhibit 2.4(a) and signed by the Borrower. Each such Competitive Bid Request shall be accompanied by the officer’s certificate required by SECTION 6.1(j). Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with SECTION 2.2:

     (i) the aggregate amount of the requested Borrowing;

     (ii) the date of such Borrowing, which shall be a Business Day;

     (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

     (iv) the Interest Period(s) to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of SECTION 2.7.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

     (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be substantially in the form of Exhibit 2.4(b) and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to Exhibit 2.4(b) may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Competitive Loans to be funded pursuant to a Competitive Bid may, as provided in SECTION 9.4(e), be funded by a Lender’s Designated Bank. A Lender making a Competitive Bid may, but shall not be required to, specify in its Competitive Bid whether the related Competitive Loans are intended to be funded by such Lender’s Designated Bank, as provided in SECTION 9.4(e). Each Competitive Bid shall specify (i) the identity of the Lender and the contact person at such Lender for such Competitive Bid, (ii) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

     (c) The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid. A Lender who is notified that it has been selected to make a Competitive Loan may designate its Designated Bank (if any) to fund such Competitive Loan on its behalf, as described in SECTION 9.4(e). Any Designated Bank which funds a Competitive Loan shall on and after the time of such funding become the obligee in respect of such Competitive Loan and be entitled to receive payment thereof when due.

     (d) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate for a particular Interest Period if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate for the applicable Interest Period, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, rounded to the nearest $1,000,000 increment, and (v) except pursuant to clauses (iii) and (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clauses (iii) and (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

     (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

     (f) If the Administrative Agent, in its capacity as Lender, shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

     SECTION 2.5. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $40,000,000 or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Revolver Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

     (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 pm, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day and may be the same day as the request) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in SECTION 2.6(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

     (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding and unpaid in accordance with SECTION 2.10(a). Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolver Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in SECTION 2.7 with respect to Loans made by such Lender (and SECTION 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default by the Borrower in the payment thereof.

     SECTION 2.6. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (within four Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Each such notice shall be accompanied by the officer’s certificate required by SECTION 6.1(j). The Administrative Agent shall provide copies of such officer’s certificate to each Lender promptly after receipt thereof; provided, that failure of the Administrative Agent to provide such certificate shall not otherwise excuse the Issuing Bank from its obligations to issue the Letter of Credit pursuant to this SECTION 2.6. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Revolver Commitments.

     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Loan Maturity Date; provided, that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods, so long as such automatic renewal does not extend the maturity date of any such Letter of Credit beyond the date that is five Business Days prior to the Revolving Loan Maturity Date.

     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolver Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Notwithstanding anything to the contrary set forth here, the aggregate amount to be paid by any Lender with respect to any drawing under the Letter of Credit (whether as a payment pursuant to this SECTION 2.6(d) of a Loan pursuant to SECTION 2.3) shall not exceed its Applicable Percentage of such drawing.

     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with SECTION 2.3 that such payment be financed with an ABR Revolving Borrowing or Swingline Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Borrowing, and if such Borrowing Request is timely made, such payment financed by the ABR Revolving Borrowing or Swingline Borrowing shall be deemed to have been made in a timely manner under this SECTION 2.6(e) and the Borrower shall not be in default of its obligations under this SECTION 2.6(e) to reimburse the LC Disbursement by the times set forth above. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in SECTION 2.7 with respect to Loans made by such Lender (and SECTION 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the

Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement nor shall the Issuing Bank have any liability whatsoever to the Borrower or the Lenders for any failure to give any such notice.

     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then SECTION 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) or (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to SECTION 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Guarantor or the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments may be made in Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

     SECTION 2.7. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (or 1 p.m. in the case of participations in Swingline Loans), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in SECTION 2.5. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans and Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in SECTION 2.6(e) shall be remitted by the Administrative Agent to the Issuing Bank.

     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the interest rate applicable to such Borrowing shall be as requested by the Borrower in the applicable Borrowing Request.

     SECTION 2.8. Interest Elections. (a) Each Revolving Borrowing and the Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This SECTION 2.8 shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under SECTION 2.3 if the Borrower were requesting a Revolving Borrowing or the Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit 2.8(b) and signed by the Borrower.

     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with SECTION 2.2:

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     SECTION 2.9. Termination and Reduction of Revolver Commitments; Increase of Revolver Commitments. (a) Unless previously terminated, the Revolver Commitments shall terminate on the Revolving Loan Maturity Date.

     (b) The Borrower may at any time terminate, or from time to time reduce, the Revolver Commitments; provided that (i) each reduction of the Revolver Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the Revolver Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with SECTION 2.11, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Revolver Commitments, and (iii) unless the Revolver Commitments are reduced to zero, no reduction shall be made which would reduce the Revolver Commitments to an amount less than $100,000,000. No election by the Borrower to reduce the Revolver Commitments at any time in accordance with this SECTION 2.9(b), other than a reduction to zero, shall prevent the Borrower from exercising its right to increase the Revolver Commitments pursuant to SECTION 2.9(d).

     (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolver Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolver Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolver Commitments shall be permanent. Each reduction of the Revolver Commitments shall be made ratably among the Lenders in accordance with their respective Revolver Commitments.

     (d) Unless a Default or an Event of Default has occurred and is continuing, the Borrower, by written notice to the Administrative Agent, may request on up to four occasions during the term of this Agreement that the Revolver Commitments be increased by an amount not less than $25,000,000 per request and not more than $100,000,000 in the aggregate (such that the total Revolver Commitments after all such increases shall never exceed $350,000,000); provided that for any such request (a) the Borrower shall not have requested the extension of the Revolving Loan Maturity Date pursuant to SECTION 2.10(f), (b) any Lender which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Revolver Commitment, but shall not have any obligation to so increase its Revolver Commitment, and (c) in the event that a Lender does not elect to increase its Revolver Commitment, J.P. Morgan Securities Inc. shall use commercially reasonable efforts to locate additional lenders (which qualify as Eligible Assignees) reasonably acceptable to the Administrative Agent willing to hold commitments for the requested increase. In the event that Lenders commit to any such increase, (i) the Revolver Commitments of the committed Lenders shall be increased, (ii) the Applicable Percentage of each of the Lenders shall be adjusted according to the reallocated Applicable Percentages (or, in the case of a new lender not previously party hereto, added to Schedule A and the Borrower shall make such borrowings and repayments as shall be necessary to effect a reallocation of the Revolving Loans, (iii) if requested by any Lender making an additional or new commitment, new or replacement notes shall be issued, and (iv) other changes shall be made by way of supplement, amendment or restatement of any Credit Document as may be necessary or desirable to reflect the aggregate amount, if any, by which Lenders have agreed to increase their respective Revolver Commitments or any other lenders (which qualify as Eligible Assignees) have agreed to make new commitments pursuant to this SECTION 2.9(d), in each case notwithstanding anything in SECTION 9.2(b) to the contrary, without the consent of any Lender other than those Lenders increasing their Revolver Commitments. The fees payable by the Borrower upon any such increase in the Revolver Commitments shall be agreed upon by J.P. Morgan Securities Inc. and the Borrower at the time of such increase. Notwithstanding the foregoing, nothing in this SECTION 2.9(d) shall constitute or be deemed to constitute an agreement by any Lender to increase its Revolver Commitment hereunder.

Notwithstanding the foregoing, an increase in the aggregate amount of the Revolver Commitments shall be effective only if (i) no Default shall have occurred and be continuing on the date such increase is requested and the date such increase is to become effective; (ii) each of the representations and warranties made by each of the Credit Parties in this Agreement and the other Credit Documents shall be true and complete on and as of the date such increase is requested and the date such increase is to become effective with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (iii) the Administrative Agent shall have received (x) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization of such increase and (y) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of counsel for the Borrower, after giving effect to such increase; and (iv) the Credit Parties shall be in compliance with Article VI.

     SECTION 2.10. Repayment of Loans; Evidence of Debt; Extension of Revolving Loan Maturity Date. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Loan Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan on the Term Loan Maturity Date, (iii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan and (iv) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on or before the earlier of the Revolving Loan Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing or Competitive Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit 2.10(e). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to SECTION 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     (f) So long as no Default or Event of Default has occurred and is continuing, the Borrower may elect at least 30 days but no more than 90 days prior to the Initial Revolving Loan Maturity Date, to extend the Revolving Loan Maturity Date for one year by providing written notice of such election to the Administrative Agent (which shall promptly notify each of the Lenders). If on the Initial Revolving Loan Maturity Date (i) no Default or Event of Default exists and is continuing, (ii) the Borrower pays to the Administrative Agent, for the pro rata benefit of the Lenders based on their Applicable Percentages, an extension fee equal to .20% of the then total Revolver Commitments, and (iii) the Borrower has given written notice to the Administrative Agent of such election to extend the Revolving Loan Maturity Date within the time frame set forth in this SECTION 2.10(f), the Revolving Loan Maturity Date shall be extended to August 20, 2008.

     SECTION 2.11. Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

     (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing (other than a Swingline Loan), not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolver Commitments as contemplated by SECTION 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with SECTION 2.9. Promptly following receipt of any such notice relating to a Revolving Borrowing or Term Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing or Term Borrowing shall be in an amount that would be permitted in the case of an advance or continuation of a Revolving Borrowing or Term Borrowing of the same Type as provided in SECTION 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Each partial prepayment of the Term Loan shall be allocated among the Lenders pro rata in accordance with each Lender’s share of the Term Loan, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion. Prepayments shall be accompanied by accrued interest to the extent required by SECTION 2.13. No amount repaid with respect to the Term Loan may be reborrowed.

     (c) The Borrower shall prepay Loans to the extent required by SECTION 5.13.

     SECTION 2.12. Fees. (i) If and for so long as the Borrower does not have at least two Applicable Credit Ratings in effect (including at least one from Moody’s or S&P), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Revolver Commitment Fee Rate on the daily amount of the unused Revolver Commitment of such Lender during the period from the Effective Date until such time as the Borrower has obtained and has in effect two Applicable Credit Ratings, and (ii) so long as the Borrower has at least two Applicable Credit Ratings in effect (including at least one from Moody’s or S&P), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Facility Fee Rate on the Revolver Commitment of such Lender; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolver Commitment terminates, then the facility fee payable pursuant to clause (ii) above shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolver Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees and facility fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolver Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees or facility fees accruing after the date on which the Revolver Commitments terminate shall be payable on demand. All commitment fees and facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolver Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolver Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolver Commitments terminate and any such fees accruing after the date on which the Revolver Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

     (d) Simultaneously with the delivery of each Competitive Bid Request, the Borrower shall pay the Administrative Agent for its own account a fee of $2,500.

     (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

     SECTION 2.13. Interest. The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

     (b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan or a Eurodollar Term Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurodollar Competitive Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

     (c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

     (d) Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, and (ii) for so long as an Event of Default has occurred and is continuing, the principal balance of all Loans and other Obligations shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to such Loans and other Obligations (which for any amounts other than principal of and interest on Loans shall be the rate applicable to ABR Loans).

     (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, (i) in the case of Revolving Loans, upon the Revolving Loan Maturity Date, and (ii) in the case of the Term Loan, upon the Term Loan Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan or Eurodollar Term Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

     (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

     (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing or Term Borrowing to, or continuation of any Revolving Borrowing or Term Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing or a Eurodollar Term Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

     SECTION 2.15. Increased Costs. If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

     (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

     (e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

     SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under SECTION 2.11(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to SECTION 2.19, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense incurred and attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to equal an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     SECTION 2.17. Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided, further, that the Borrower will not be required to increase such amounts if the additional sums payable are (A) attributable to the Administrative Agent’s, a Lender’s or the Issuing Bank’s failure to comply with SECTION 2.17(e) or (B) United States withholding taxes imposed on amounts payable to the Administrative Agent, such Lender or Issuing Bank at the time the Administrative Agent, such Lender or the Issuing Bank becomes a party to this Agreement.

     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement. Additionally, any Foreign Lender that is entitled to any other exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such other properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement. In addition, each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower.

     (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this SECTION 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this SECTION 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

     SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under SECTION 2.15, SECTION 2.16, SECTION 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to SECTION 2.15, SECTION 2.16, SECTION 2.17 and SECTION 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, its pro rata share of the Term Loan or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, its pro rata share of the Term Loan or participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, the Term Loan and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loan and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

     (e) If any Lender shall fail to make any payment required to be made by it pursuant to SECTION 2.5(c), SECTION 2.6(d), SECTION 2.6(e), SECTION 2.7(b) or SECTION 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

     SECTION 2.19. Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under SECTION 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.15 or SECTION 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) If any Lender requests compensation under SECTION 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 9.4), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an Eligible Assignee that shall assume such obligations; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.15 or payments required to be made pursuant to SECTION 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Credit Parties hereby represent to the Administrative Agent and each Lender that:

     SECTION 3.1. Organization; Powers. Each of the Guarantor, the Borrower and their Subsidiaries (a) is either a partnership, a corporation, a limited liability company or a REIT duly organized or formed, validly existing and in good standing under the laws of the state (or other jurisdiction) of its organization or formation, (b) is duly qualified and in good standing as a foreign partnership, a foreign corporation, a foreign limited liability company or a foreign REIT and authorized to do business in every other jurisdiction where the failure to be so qualified, in good standing or authorized would have or would reasonably be expected to have a Material Adverse Effect and (c) has the power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

     SECTION 3.2. Authorization; Enforceability. Each Credit Party (a) has the power and authority to execute, deliver and perform this Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and to consummate the transactions contemplated herein and therein and (b) is duly authorized, and has been authorized by all necessary action, to execute, deliver and perform this Agreement and the other Credit Documents to which it is a party and to consummate the Transactions. This Agreement and each of the other Credit Documents has been duly executed and delivered by each of the Credit Parties and constitutes a legal, valid and binding obligation of such Credit Parties, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     SECTION 3.3. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation (including, without limitation, Regulation T, U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to the Guarantor, the Borrower or their Subsidiaries, or the charter, by-laws or other organizational documents of the Guarantor, the Borrower or any of their Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Guarantor, the Borrower or their Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Guarantor, the Borrower or their Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Guarantor, the Borrower or their Subsidiaries.

     SECTION 3.4. Financial Condition; No Material Adverse Change. The Guarantor has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2003, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2004, certified by the chief financial officer of the Guarantor. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Consolidated Businesses as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

     (b) Since December 31, 2003, there has been no material adverse change in the business, assets, property operations, prospects or condition, financial or otherwise, of the Guarantor, the Borrower and the Subsidiaries, taken as a whole.

     SECTION 3.5. Properties. Each of the Guarantor, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and none of such assets is subject to any Lien other than Permitted Encumbrances and Liens securing Secured Indebtedness permitted by this Agreement.

     (b) Each of the Guarantor, the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Guarantor, the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     (c) The Guarantor, the Borrower and the Subsidiaries have obtained, and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, except where the failure to obtain the same would not have or would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.6. Litigation and Environmental Matters. Except as set forth on Schedule 3.6(a) or in the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Credit Parties, threatened against or affecting the Guarantor, the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

     (b) Except as set forth on Schedule 3.6(b) or in the Disclosed Matters, none of the Guarantor, the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each of (i)-(iv) above, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (after taking into account any indemnities, escrows or other similar protections provided by a third party for such matters).

     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters, Schedule 3.6(a) or Schedule 3.6(b), that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect (after taking into account any indemnities, escrows or other similar protections provided by a third party for the matters set forth in Schedule 3.6(b)).

     SECTION 3.7. Compliance with Laws and Agreements. Each of the Guarantor, the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Guarantor, the Borrower nor any of the Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     SECTION 3.8. Investment and Holding Company Status. Neither the Guarantor, the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 3.9. Taxes. Each of the Guarantor, the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Guarantor, the Borrower or the Subsidiaries, as applicable, have set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

     SECTION 3.11. Indebtedness. As of the date the date hereof and except as set forth on Schedule 3.11, the Guarantor, the Borrower and the Subsidiaries have no outstanding Indebtedness (other than inter-company indebtedness). As of the date hereof, all Indebtedness on Schedule 3.11 is permitted by this Agreement.

     SECTION 3.12. Organization Structure/Subsidiaries. As of August 13, 2004, (a) Schedule 3.12 is a complete and accurate organization chart of the Consolidated Businesses, and (b) except as set forth on Schedule 3.12, neither the Guarantor nor the Borrower have any Subsidiaries or own any interest, directly or indirectly, in any Joint Venture. The outstanding equity interests of all the Consolidated Businesses are validly issued, fully paid and non-assessable and are owned by such Consolidated Business free and clear of all Liens. As of the Closing Date, any changes to Schedule 3.12 since August 13, 2004 can not reasonably be expected to result in a Material Adverse Effect. Schedule 3.12 shall be updated as of the end of each fiscal quarter as set forth in SECTION 5.1(f).

     SECTION 3.13. Solvency. Each Credit Party, is and, after consummation of the transactions contemplated by this Agreement, will be Solvent.

     SECTION 3.14. Location of Properties; Unencumbered Properties. As of August 13, 2004, set forth on Schedule 3.14 is (a) a list of all Properties (with street address, county and state where located) and the owner of such Property and (b) a list of all Unencumbered Properties and all Unencumbered Construction Properties. All such Unencumbered Properties and Unencumbered Construction Properties satisfy the requirements for an Unencumbered Property or Unencumbered Construction Property, as applicable, set forth in the definition thereof. As of the Closing Date, any changes to Schedule 3.14 since August 13, 2004 can not reasonably be expected to result in a Material Adverse Effect. Schedule 3.14 shall be updated as of the end of each fiscal quarter as set forth in SECTION 5.1(f).

     SECTION 3.15. No Burdensome Restrictions. Neither the Guarantor, the Borrower nor Subsidiary is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would have or would be reasonably expected to have a Material Adverse Effect.

     SECTION 3.16. Disclosure. The Borrower and Guarantor have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of the other Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Credit Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; provided, further, that, with respect to any financial information provided by any Lease Credit Party, the Credit Parties represent only that the information furnished to the Administrative Agent or any Lender was prepared based upon the actual financial information received from such Lease Credit Parties and the Credit Parties make no representations or warranties as to the accuracy of the financial information received from such Lease Credit Parties.

     SECTION 3.17. Insurance. The insurance policies and programs in effect as of the Effective Date and thereafter with respect to the Properties, assets and business of the Guarantor, the Borrower and the Subsidiaries are in compliance with SECTION 5.5. Schedule 3.17 accurately sets forth as of the date hereof all insurance policies currently maintained by the Guarantor, the Borrower and the Subsidiaries.

     SECTION 3.18. SEC Reports. As of the Effective Date, the Credit Parties have filed all forms, reports, statements (including proxy statements) and other documents (such filings by the Credit Parties are collectively referred to as the “SEC Reports”), required to be filed by it with the Securities and Exchange Commission. The SEC Reports, including all SEC Reports filed after the Effective Date and on or prior to the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the Securities Exchange Commission thereunder applicable to such SEC Reports at the time of filing thereof and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

CONDITIONS

     SECTION 4.1. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with SECTION 9.2):

     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Credit Documents to which it is a party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of this Agreement and all other Credit Documents to which it is a party.

     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Winston & Strawn LLP, Delaware, New York and Maryland counsel for the Credit Parties, covering such matters relating to the Credit Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Credit Parties hereby request such counsel to deliver such opinion.

     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of SECTION 4.2.

     (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

     (f) No change in the business, assets, management, operations, financial condition or prospects of the Guarantor, the Borrower and the Subsidiaries or any of their respective Properties shall have occurred since December 31, 2003 which change, in the judgment of the Administrative Agent, will have or is reasonably likely to have a Material Adverse Effect.

     (g) The Administrative Agent shall have received an officer’s certificate duly executed by the President, a Vice President or a Financial Officer of the Borrower certifying as to pro forma compliance with the financial covenants in SECTION 5.9, SECTION 6.1 and SECTION 6.4 as of the Closing Date (taking into account any Borrowings to occur on such date).

     (h) The Administrative Agent shall have received (i) all certificates and other information it shall reasonably request to verify that all Eligible Properties, Unencumbered Properties and Unencumbered Construction Properties satisfy the requirements set forth in the definitions thereof and any other provisions of this Agreement and (ii) current certificates of insurance as to all of the insurance maintained by the Guarantor, the Borrower and the

Subsidiaries on the Properties from the insurer or an independent insurance broker or a schedule of insurance from the Borrower, identifying insurers, types of insurance, insurance limits, and policy terms, and such further information and certificates from the Borrower, its insurers and insurance brokers as the Administrative Agent may reasonably request.

     (i) The Administrative Agent shall have received financial statements of the type described in SECTION 5.1(a) for the 2002 and 2003 fiscal years of the Guarantor and financial statements of the type described in SECTION 5.1(b) for the quarters ended subsequent to December 31, 2003.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

     SECTION 4.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case including on the Effective Date, is subject to the satisfaction of the following conditions:

     (a) The representations and warranties of the Credit Parties set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

     (c) The Borrower shall not have received written notice from the Required Lenders that an event has occurred since the date of this Agreement which has had, and continues to have, or is reasonable likely to have, a Material Adverse Effect.

     (d) The Administrative Agent shall have received an officer’s certificate duly executed by the President, a Vice President or a Financial Officer of the Borrower as to the pro forma financial covenant compliance required by SECTION 6.1(j).

     (e) No law, regulation or order of any Governmental Authority shall prohibit, enjoin or restrain any Lender from making such Borrowing or participating in the issuance, amendment, renewal or extension of such Letter of Credit, as reasonably determined by such Lender .

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Credit Parties on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE IVA

GUARANTY

     SECTION 4A.1 Guaranty of Payment and Performance. Subject to SECTION 4A.7, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to each Lender the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Obligations whenever arising.

     SECTION 4A.2 Obligations Unconditional. The obligations of the Guarantor hereunder are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Guarantor agrees that this Guaranty may be enforced by the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any notes issued hereunder or any other of the Credit Documents or any collateral, if any, hereafter securing the Obligations or otherwise and the Guarantor hereby waives the right to require the Lenders to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right. The Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower for amounts paid under this Guaranty until such time as the Lenders have been paid in full, all Revolver Commitments under this Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents. The Guarantor further agrees that nothing contained herein shall prevent the Lenders from suing on the Notes issued hereunder or any of the other Credit Documents or foreclosing any security interest in or Lien on any collateral, if any, securing the Obligations or from exercising any other rights available to any of them under this Agreement, the Notes, any of the other Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of the Guarantor’s obligations hereunder; it being the purpose and intent of the Guarantor that its obligations hereunder shall be absolute, independent, irrevocable and unconditional under any and all circumstances. Neither the Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance of by the Administrative Agent or any Lender upon this Guaranty or acceptance of this Guaranty. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between the Borrower and the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor further agrees to all rights of set-off as set forth in SECTION 9.8.

     SECTION 4A.3 Modifications. The Guarantor agrees that (a) all or any part of the security now or hereafter held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Obligations or the properties subject thereto; (c) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under the Credit Documents may be granted indulgences generally; (e) any of the provisions of the Notes issued hereunder or any of the other Credit Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by the Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

     SECTION 4A.4 Waiver of Rights. The Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by the Lenders and of all extensions of credit to the Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Obligations, or the Lenders’ subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; (e) all other notices to which the Guarantor might otherwise be entitled; and (f) the benefit of any laws that exonerate or limit the liability of guarantors or sureties, and any defenses provided by these laws.

     SECTION 4A.5 Reinstatement. The obligations of the Guarantor under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

     SECTION 4A.6 Remedies. The Guarantor agrees that, as amongst the Guarantor, the Administrative Agent and the Lenders, the Obligations may be declared to be forthwith due and payable as provided in ARTICLE VII (and shall be deemed to have become automatically due and payable in the circumstances provided in ARTICLE VII) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantor.

     SECTION 4A.7 Limitation of Guaranty. It is the intention and agreement of the Guarantor, the Administrative Agent and the Lenders that the obligations of the Guarantor hereunder shall be valid and enforceable against the Guarantor to the maximum extent permitted by applicable law. Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of the Guarantor shall be adjudicated or declared to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of the Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

ARTICLE V

AFFIRMATIVE COVENANTS

     Until the Revolver Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Credit Parties covenant and agree with the Lenders that:

     SECTION 5.1. Financial Statements; Ratings Change and Other Information. The Credit Parties will furnish to the Administrative Agent (with copies for each Lender):

     (a) as soon as practicable, and in any event within 90 days after the end of each fiscal year of the Guarantor (and the Borrower, if prepared), its audited consolidated balance sheet and related statements of operations, retained earnings and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Guarantor (and the Borrower, if prepared) and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

     (b) as soon as practicable, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor (and the Borrower, if prepared), its consolidated balance sheet and related statements of operations, retained earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Guarantor (and the Borrower, if prepared) and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that such Financial Officer has reviewed the terms of the Credit Documents, and has made, or caused to be made, under his/her supervision, a review in reasonable detail of the Transactions and consolidated financial condition of the Guarantor and the Subsidiaries during the period covered by such reports, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with SECTIONS 5.9, 6.1 and 6.4, (iv) a schedule of the outstanding Indebtedness of the Guarantor and the Subsidiaries, including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (v) a schedule of EBITDA, (vi) a schedule of Total Value, and (vii) a schedule of Total Unencumbered Value (including the Lease Coverage Ratio for each Lease Credit Party included therein);

     (d) promptly after Moody’s, S&P or any other Rating Agency shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

     (e) all such financial information regarding the Guarantor, the Borrower and the Subsidiaries and specifically regarding the Properties, as the Administrative Agent shall reasonably request, including, but not limited to, partnership, limited liability company and joint venture agreements, property cash flow projections, property budgets, actual and budgeted capital expenditures, operating statements (current year and immediately preceding year, if the Property existed as a Property in the immediately preceding year), mortgage information, rent rolls, lease expiration reports, tenant bankruptcy reports, leasing status reports, notes payable summary, bullet notes summary, equity funding requirements, contingent liability summary, lines of credit summary, lines of credit collateral summary, wrap notes and notes receivable summary, schedule of outstanding letters of credit, summary of cash and Cash Equivalents, projection of management and leasing fees and overhead budgets;

     (f) as soon as practicable, and in any event within forty-five days after the end of each fiscal quarter, an update of Schedules 3.12 and 3.14, as applicable.

     (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Guarantor, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The Administrative Agent shall promptly furnish a copy of all reports and other information delivered to it pursuant to this SECTION 5.1 to each of the Lenders.

     SECTION 5.2. Notices of Material Events. The Credit Parties will furnish to the Administrative Agent prompt written notice of the following (with copies for each Lender):

     (a) the occurrence of any Default;

     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Credit Parties or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Guarantor and the Subsidiaries in an aggregate amount exceeding $250,000;

     (d) the receipt of any notice or the occurrence of any event that could reasonably be expected to result in an Environmental Liability of the Guarantor, the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000;

     (e) the receipt of any notice of the bankruptcy or cessation of operations of any tenant to which greater than two percent (2%) of the Borrower’s share of annual base rent is attributable; and

     (f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. The Administrative Agent shall promptly furnish a copy of all reports and other information delivered to it pursuant to this SECTION 5.2 to each of the Lenders.

     SECTION 5.3. Existence; Conduct of Business. Each of the Credit Parties will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect their legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under SECTION 6.3. Without limiting the generality of the foregoing, the Guarantor will do all things necessary to maintain its status as a REIT. No Credit Party will at any time cause or permit its or its Subsidiaries’ certificate of formation, limited liability company agreement, certificate of limited partnership, partnership agreement, articles of incorporation, by-laws, or other charter documents, as the case may be, to be modified, amended or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would materially adversely affect the rights of the Administrative Agent or the Lenders hereunder or under any of the other Credit Documents.

     SECTION 5.4. Payment of Obligations. Each of the Credit Parties will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Credit Parties or such Subsidiaries have set aside on their books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.5. Maintenance of Properties; Insurance. Each of the Credit Parties will, and will cause each Subsidiary or tenant of any Real Property to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including without limitation, insurance policies and programs sufficient to cover (i) the replacement value of the improvements at Properties owned by the Credit Parties and the Subsidiaries (less commercially reasonable deductible amounts) and (ii) liability risks associated with such ownership (less commercially reasonable deductible amounts).

     SECTION 5.6. Books and Records; Inspection Rights. Each of the Credit Parties will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Credit Parties will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with their officers and independent accountants, all at such reasonable times and as often as reasonably requested, subject to prohibitions on disclosure of such information under Regulation D of the Securities Act of 1933 or other applicable laws or regulations.

     SECTION 5.7. Compliance with Laws and Material Contractual Obligations. Each of the Credit Parties will, and will cause each Subsidiary to, comply with (i) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, and (ii) all material contractual obligations, except in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.8. Use of Proceeds and Letters of Credit. The proceeds of the Loans (including any Letters of Credit) will be used only for general working capital purposes and other general corporate purposes of the Borrower. No part of the proceeds of any Loan and none of the Letters of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System (or any successor body), including Regulations T, U and X.

     SECTION 5.9. Interest Rate Protection Arrangements. The Credit Parties shall maintain Interest Rate Hedges on a notional amount of Total Outstanding Indebtedness so that the amount of Total Outstanding Indebtedness that bears interest at a rate that is not fixed and is not subject to Interest Rate Hedges shall not exceed the sum of the Adjusted Book Value of Properties subject to Variable Rate Leases plus 20% of Total Value. “Interest Rate Hedges” shall mean interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements having terms, conditions and tenors reasonably acceptable to the Administrative Agent entered into by the Credit Parties in order to provide protection to, or minimize the impact upon, the Credit Parties of increasing floating rates of interest applicable to the Total Outstanding Indebtedness.

     SECTION 5.10. Further Assurances. The Credit Parties will cooperate with, and will cause each Subsidiary to cooperate with, the Administrative Agent and the Lenders and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Credit Documents.

     SECTION 5.11. Distributions in the Ordinary Course. In the ordinary course of business the Borrower causes all of the Subsidiaries to make transfers of net cash and cash equivalents upstream to the Borrower, and the Borrower shall continue to follow such ordinary course of business. The Borrower shall not make net transfers of cash and cash equivalents downstream to the Subsidiaries except in the ordinary course of business consistent with past practice.

     SECTION 5.12. ERISA Compliance. Each of the Credit Parties shall, and shall cause each of the Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

     SECTION 5.13. Notices of Asset Sales or Dispositions. The Credit Parties shall deliver to the Administrative Agent and the Lenders written notice not less than five (5) Business Days prior to a sale, transfer or other disposition of (i) an Unencumbered Property for consideration in excess of $25,000,000 or (ii) other assets of the Credit Parties or their Subsidiaries, in a single transaction or series of related transactions, for consideration in excess of $35,000,000. In addition, simultaneously with delivery of any such notice, the Credit Parties shall deliver to the Administrative Agent a certificate of a Financial Officer certifying that Credit Parties are in compliance with this Agreement and the other Credit Documents both on a historical basis and on a pro forma basis, exclusive of the property sold or transferred.

To the extent such proposed transaction would result in a failure to comply with the covenants set forth herein, the Borrower shall apply the proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that Borrower will be in compliance with the covenants set forth herein upon the consummation of the contemplated transaction.

ARTICLE VI

NEGATIVE COVENANTS

Until the Revolver Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Credit Parties covenant and agree with the Lenders that:

     SECTION 6.1. Indebtedness and certain other Financial Covenants.

     (a) Total Indebtedness. The Borrower will not permit the ratio of Total Outstanding Indebtedness to Total Value to exceed 0.60 to 1 as of the last day of any fiscal quarter of the Borrower; provided that such ratio may exceed 0.60 to 1 as of the last day of up to (but not more than) two consecutive fiscal quarters of the Borrower so long as such ratio does not exceed 0.65 to 1 in such fiscal quarter(s).

     (b) Total Secured Indebtedness. The Borrower will not permit the ratio of Total Secured Outstanding Indebtedness to Total Value to exceed 0.50 to 1 as of the last day of any fiscal quarter of the Borrower; provided that such ratio may exceed 0.50 to 1 as of the last day of up to (but not more than) two consecutive fiscal quarters of the Borrower so long as such ratio does not exceed 0.55 to 1 in such fiscal quarter(s).

     (c) Minimum Combined Equity Value. The Borrower will not permit Combined Equity Value as of the last day of any fiscal quarter of the Borrower to be less than $650,000,000 plus an amount equal to 80% of all Net Offering Proceeds received by the Guarantor or the Borrower after the Effective Date.

     (d) Minimum Fixed Charge Coverage Ratio. The Borrower will not permit the ratio of (x) EBITDA for any period of four consecutive fiscal quarters of the Borrower to (y) Fixed Charges for such period to be less than 1.50 to 1.

     (e) Total Unsecured Indebtedness. The Borrower will not permit the ratio of Total Unsecured Outstanding Indebtedness to Total Unencumbered Value to exceed 0.60 to 1 as of the last day of any fiscal quarter of the Borrower.

     (f) Minimum Unsecured Interest Coverage Ratio. The Borrower will not permit the ratio of (x) Unencumbered NOI for any period of four consecutive fiscal quarters of the Borrower to (y) Unsecured Interest Expense for such period to be less than 1.80 to 1.

     (g) Recourse Indebtedness. (i) The Borrower will not permit Total Recourse Secured Outstanding Indebtedness to exceed the lesser of (x) $150,000,000 or (y) 5% of Total Value at any time.

     (ii) The Borrower shall not permit any Subsidiary that owns any Property that is treated as an Unencumbered Property under this Agreement to, and no such Subsidiary shall, create, incur, assume or permit to exist any Indebtedness that is recourse to such Subsidiary.

     (h) Maximum Dividend Payout Ratio. The Borrower shall not make any Restricted Payment during any fiscal quarter, which, when added to all Restricted Payments made during such fiscal quarter and the three immediately preceding fiscal quarters, exceeds the greater of (x) ninety percent (90%) of Funds from Operations for the period of four (4) consecutive fiscal quarters of the Borrower and (y) the amounts required for the Guarantor to maintain its status as a REIT; provided that if an Event of Default has occurred and is continuing, the Borrower shall only make Restricted Payments in the minimum amount necessary for the Guarantor to maintain such status as a REIT.

     (i) Negative Pledge. From and after the date hereof, no Credit Party shall enter into or permit to exist, and no Credit Party will permit any Subsidiary to enter into or permit to exist,

any agreement or arrangement (i) containing any provision prohibiting or restricting the creation or assumption of any Lien upon its properties (other than mechanics liens or judgment liens more than 30 days past due and other than with respect to prohibitions on liens set forth in a mortgage on a particular property), revenues or assets, whether now owned or hereafter acquired, or (ii) prohibiting or restricting the ability of a Credit Party to amend or modify this Agreement or any other Loan Document, or (iii) prohibiting or restricting the ability of any Subsidiary to make or pay dividends or distributions to the Guarantor or the Borrower.

     (j) Pro Forma Calculations. The Borrower shall comply with the financial ratios set forth in SECTIONS 6.1(a), (b) and (e) as of the date of each Borrowing. The Borrower shall recalculate such financial ratios by adding the amount equal to the Indebtedness associated with such Borrowing to the Indebtedness reflected on the most recently available financial statements, and adding thereto any Indebtedness incurred since the date of such financial statement (less any Indebtedness repaid, retired, or forgiven during such period) and adding thereto the value of such assets (determined at cost) acquired with such Indebtedness to Total Value and Total Unencumbered Value, if applicable (less the value of any assets sold during such period). The Borrower shall deliver an officer’s certificate, signed by the Financial Officer of the Borrower, certifying that the pro forma calculations as of the date of such Borrowing demonstrate the Borrower’s compliance with the covenants and financial ratios set forth in SECTIONS 6.1(a), (b) and (e).

     (k) Covenant Calculations. For purposes of the calculations to be made pursuant to SECTIONS 6.1(a) through (h) (and the definitions used therein), the relevant financial statements and terms will (1) be adjusted to include minority interests relating to the Borrower’s operating partnership units and (2) exclude the effects of consolidation of investments in non-wholly owned subsidiaries under Interpretation No. 46 of the Financial Accounting Standards Board.

     SECTION 6.2. Liens. The Credit Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

     (a) Permitted Encumbrances; and

     (b) Liens securing Secured Indebtedness, the incurrence of which is not prohibited by Article VI.

     SECTION 6.3. Fundamental Changes. (a) The Credit Parties will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into either Credit Party in a transaction in which such Credit Party is the surviving Person, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to either Credit Party or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Credit Parties determine in good faith that such liquidation or dissolution is in the best interests of the Credit Parties and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by SECTION 6.4.

     (b) The Guarantor, the Borrower and the Subsidiaries shall not engage in any business, enterprise or activity other than (a) the businesses of operating primarily as the owner and lessor of automotive properties under triple-net leases with multi-site, multi-franchised automotive dealerships or other automotive-related businesses, (b) any business or activities which are substantially similar, related or incidental thereto, and (c) the making of Permitted Investments.

     SECTION 6.4. Investments, Loans, Advances, Guaranty Obligations and Acquisitions. The Credit Parties will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, enter into any Guaranty Obligations with respect to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except Permitted Investments.

     SECTION 6.5. Intentionally Omitted

     SECTION 6.6. Disposition of Assets. The Credit Parties will not, and will not permit any Subsidiary to, sell, transfer and otherwise dispose of any asset unless the Credit Parties comply with SECTION 5.13 and after giving effect thereto no Default exists.

     SECTION 6.7. Transactions with Affiliates. The Credit Parties will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Credit Parties and (c) any Restricted Payment permitted by SECTION 6.1(h).

     SECTION 6.8. Fiscal Year. The Guarantor and the Borrower shall not, and shall not permit any Subsidiary to, change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

     SECTION 6.9. Margin Regulations; Securities Laws. Neither of the Credit Parties nor any of the Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

     SECTION 6.10. ERISA. The Credit Parties shall not and shall not permit any Subsidiary or other ERISA Affiliate of the Credit Parties to:

     (i) engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL, except to the extent engaging in such transaction would not have a Material Adverse Effect;

     (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

     (iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

     (iv) terminate any Benefit Plan which would result in any liability of Borrower or any ERISA Affiliate under Title IV of ERISA;

     (v) fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto, except to the extent such failure would not have a Material Adverse Effect;

     (vi) fail to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

     (vii) amend a Benefit Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

ARTICLE VII

EVENTS OF DEFAULT

     SECTION 7.1. The occurrence of any of the specified events or conditions set forth in this SECTION 7.1 shall constitute an event of default(“Event of Default”):

     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) the Credit Parties shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

     (c) any representation or warranty made or deemed made by or on behalf of the Credit Parties or any Subsidiary in or in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been false or misleading in any material respect when made or deemed made, and if the condition that renders such representation or warranty false or misleading is capable of being rectified, such condition is not rectified for a period of 30 days after the date on which the Credit Parties first became aware of such misrepresentation.;

     (d) any of the Credit Parties or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in SECTION 5.2, SECTION 5.3 (with respect to the existence of the Credit Parties) or SECTION 5.8 or in ARTICLE VI;

     (e) any of the Credit Parties or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of a Credit Party becoming aware of such default and notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); provided, however, (but excluding any breach under SECTIONS 5.1 or 5.13) that (i) if such breach has not been cured despite reasonable efforts to cure during such 30-day period, (ii) such Credit Party or Subsidiary is proceeding with diligence and in good faith to cure such breach, and (iii) such breach is susceptible of cure within an additional 60 days, then such 30-day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such Credit Party or Subsidiary to cure such breach;

     (f) the Guarantor, the Borrower or any other Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Material Indebtedness;

     (g) the Guarantor, the Borrower or any Subsidiary shall default in the performance or observance of any obligation or condition with respect to any Material Indebtedness or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to enable or permit (without any further requirement of notice or lapse of time) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Guarantor, the Borrower or any Material Subsidiary which contributes at least $20,000,000 to Total Value or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor, the Borrower or any Material Subsidiary which contributes at least $20,000,000 to Total Value or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (i) the Guarantor, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

     (j) the Guarantor, the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

     (k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Guarantor, the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Guarantor, the Borrower or any Material Subsidiary to enforce any such judgment;

     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Consolidated Businesses in an aggregate amount exceeding (i) $1,000,000 in any year or (ii) $2,000,000 for all periods; or

     (m) a Change in Control shall occur.

     SECTION 7.2. Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default with respect to the Guarantor or the Borrower described in SECTION 7.1(h) or SECTION 7.1(i)), the Administrative Agent, with the consent of the Required Lenders may, and at the request of the Required Lenders shall, by notice to the Credit Parties, take one or more of the following actions, at the same or different times: (i) terminate the Revolver Commitments, and thereupon the Revolver Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, (iii) require the delivery of cash collateral as contemplated by SECTION 2.6(j), and (iv) enforce any rights and exercise any rights and remedies available under any Credit Document or otherwise; and in case of any Event of Default with respect to the Guarantor or the Borrower described in SECTION 7.1(h) or SECTION 7.1(i), the Revolver Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in SECTION 9.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in SECTION 9.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Credit Parties or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may (i) resign at any time by notifying the Lenders, the Issuing Bank and the Borrower or (ii) be removed for willful misconduct or gross negligence by written notice from the Required Lenders and with the consent of the Borrower; provided, that no consent of the Borrower shall be required during the existence and continuance of an Event of Default. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the Administrative Agent (x) gives notice of its resignation or (y) is given notice of its removal, then the retiring or removed Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and SECTION 9.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

     SECTION 9.1. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (i) if to the Credit Parties, to them at Capital Automotive REIT, 8270 Greensboro Drive, Suite 950, McLean, VA 22102, Attention of Treasurer (Telecopy No. (703) 288-3375)

with a copy of any notice delivered pursuant to Articles 4A or 7 to Winston & Strawn LLP, 1400 L Street, NW, Washington, DC 20005, Attention of Richard F. Williamson (Telecopy No. (202) 371-5950);

     (ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, TX 77002, (Telecopy No. (713) 750-2892), with a copy to JPMorgan Chase Bank, 277 Park Avenue, 3rd Floor, New York 10172, Attention of Marc E. Costantino (Telecopy No. (646) 534-0574);

     (iii) if to the Issuing Bank, to JPMorgan Chase Bank, 270 Park Avenue, 15th Floor, New York, NY 10017, Attention of Christina Gould (Telecopy No. (212) 270-5313);

     (iv) if to the Swingline Lender, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, TX 77002, (Telecopy No. (713) 750-2892); and

     (v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 9.2. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolver Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the Revolving Loan Maturity Date, the Term Loan Maturity Date or any other scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolver Commitment, without the written consent of each Lender affected thereby, other than as expressly permitted in SECTION 2.10(f) with respect to the one year extension of the Revolving Loan Maturity Date, (iv) change SECTION 2.18(b) or SECTION 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Guarantor from its obligations under the Credit Documents, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Designating Lender on behalf of its Designated Bank affected thereby, (a) subject such Designated Bank to any additional obligations, (b) reduce the principal of, interest on, or other amounts due with respect to, the Designated Bank Note made payable to such Designated Bank, or (c) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to, the Designated Bank Note made payable to the Designated Bank.

     SECTION 9.3. Expenses; Indemnity; Damage Waiver. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

     (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

     (e) All amounts due under this Section shall be payable promptly after written demand therefor.

     SECTION 9.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolver Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or, if an Event of Default has occurred and is continuing, any other Eligible Assignee; and

     (B) the Administrative Agent; and

     (C) the Issuing Bank.

     (ii) Assignments shall be subject to the following additional conditions:

     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolver Commitment or Loans of any Class, the amount of the Revolver Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this

Agreement; provided that an assigning Lender may assign a proportionate part of its rights and obligations in respect of only the Term Loan or the Revolving Loan and Revolving Commitments;

     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable to the Administrative Agent’s own account; and

     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 2.15, SECTION 2.16, SECTION 2.17 and SECTION 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolver Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolver Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to SECTION 9.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of SECTION 2.15, SECTION 2.16, and SECTION 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.8 as though it were a Lender, provided such Participant agrees to be subject to SECTION 2.18(c) as though it were a Lender.

     (ii) A Participant shall not be entitled to receive any greater payment under SECTION 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with SECTION 2.17(e) as though it were a Lender.

     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (e) Any Lender (each, a “Designating Lender”) may at any time designate one Designated Bank to fund Competitive Loans on behalf of such Designating Lender subject to the terms of this SECTION 9.4(e) and the provisions in 9.4(b) and (c) shall not apply to such designation. No Lender may designate more than one (1) Designated Bank. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Bank, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Company, whereupon, (i) the Borrower shall execute and deliver to the Designating Bank a Designated Bank Note payable to the order of the Designated Bank, (ii) from and after the effective date specified in the Designation Agreement, the Designated Bank shall become a party to this Agreement with a right to make Competitive Loans on behalf of its Designating Lender pursuant to SECTION 2.4 after the Borrower have accepted a Competitive Loan (or portion thereof) of such Designating Lender, and (iii) the Designated Bank shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Bank which is not otherwise required to repay obligations of such Designated Bank which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Bank, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the other Lenders for each and every of the obligations of the Designating Lender and its related Designated Bank with respect to this Agreement, including, without limitation, any indemnification obligations hereunder and any sums otherwise payable to the Borrower by the Designated Bank. Each Designating Lender shall serve as the administrative agent of the Designated Bank and shall on behalf of, and to the exclusion of, the Designated Bank: (i) receive any and all payments made for the benefit of the Designated Bank and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Bank and shall not be signed by the Designated Bank on its own behalf but shall be binding on the Designated Bank to the same extent as if actually signed by the Designated Bank. The Borrower, the Administrative Agent, and Lenders may rely thereon without any requirement that the Designated Bank sign or acknowledge the same. No Designated Bank may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Bank.

     SECTION 9.5. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolver Commitments have not expired or terminated. The provisions of SECTION 2.15, SECTION 2.16, SECTION 2.17 and SECTION 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolver Commitments or the termination of this Agreement or any provision hereof.

     SECTION 9.6. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in SECTION 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 9.8. Right of Setoff. Subject to SECTION 2.18(c), if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.9. Governing Law; Jurisdiction; Consent to Service of Process. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 9.13. USA PATRIOT Act. Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the names and addresses of the Credit Parties and other information that will allow such Lender to identity the Credit Parties in accordance with the Act.

     SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE BORROWER:	CAPITAL AUTOMOTIVE L.P.,

By: Capital Automotive REIT, its General Partner

	By:	/s/ David S. Kay

		Name:	David S. Kay
		Title:	Senior Vice President, Chief Financial Officer & Treasurer

	Address:	8270 Greensboro Drive
Suite 950
McLean, Virginia 22102

Taxpayer Identification Number: 54-1882000

THE GUARANTOR:	CAPITAL AUTOMOTIVE REIT

	By:	/s/ David S. Kay

		Name:	David S. Kay
		Title:	Senior Vice President, Chief Financial Officer & Treasurer

	Address:	8270 Greensboro Drive
Suite 950
McLean, Virginia 22102

Signature Page to Revolving Credit and Term Loan Agreement

JPMORGAN CHASE BANK

By:	/s/ Marc E. Costantino

Name: Marc E. Costantino
Title: Vice President

Signature Page to Revolving Credit and Term Loan Agreement

BANK OF AMERICA, N.A.

By:	/s/ M. Patricia Kay

Name: M. Patricia Kay
Title: Senior Vice President

Signature Page to Revolving Credit and Term Loan Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Cynthia A. Bean

Name: Cynthia A. Bean
Title: Vice President

Signature Page to Revolving Credit and Term Loan Agreement

WELLS FARGO BANK, N.A.

By:	/s/ Laura Waites

Name: Laura Waites Title: Vice President

Signature Page to Revolving Credit and Term Loan Agreement

ROYAL BANK OF CANADA

By:	/s/ Gordon MacArthur

Name: Gordon MacArthur
Title: Authorized Signatory

Signature Page to Revolving Credit and Term Loan Agreement

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

By:	/s/ William O’Daly

Name: William O’Daly
Title: Director

By:	/s/ Rianka Mohan

Name: Rianka Mohan
Title: Associate

Signature Page to Revolving Credit and Term Loan Agreement

CITICORP NORTH AMERICA, INC. CITICORP, N.A., Inc.

By:	/s/ Michael Chiopak

Name: Michael Chiopak
Title: Vice President

Signature Page to Revolving Credit and Term Loan Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Matthew Lind

Name: Matthew Lind
Title: Vice President

Signature Page to Revolving Credit and Term Loan Agreement

TOYOTA MOTOR CREDIT CORPORATION

By:	/s/ Mike Taylor

Name: Mike Taylor
Title: Corporate Mgr Dealer Relations

Signature Page to Revolving Credit and Term Loan Agreement

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Ronald P. Gudbrandsen

Name: RONALD P. GUDBRANDSEN
Title: SENIOR VICE PRESIDENT

Signature Page to Revolving Credit and Term Loan Agreement

CHEVY CHASE BANK, F.S.B.

By:	/s/ Eric A. Lawrence

Name: Eric A. Lawrence
Title: Group Vice President

Signature Page to Revolving Credit and Term Loan Agreement

COMERICA BANK

By:	/s/ Charles Weddell

Name: Charles Weddell
Title: Vice President

Signature Page to Revolving Credit and Term Loan Agreement

FIRST HORIZON BANK, A DIVISION OF FIRST TENNESSEE BANK N.A.

By:	/s/ J. Jordan O’Neill, III

Name: J. Jordan O’Neill III
Title: Senior Vice President

Signature Page to Revolving Credit and Term Loan Agreement

UFJ BANK LIMITED

By:	/s/ Yoichi Orikasa

Name: Yoichi Orikasa
Title: Deputy General Manager

Signature Page to Revolving Credit and Term Loan Agreement

ALLIED IRISH BANKS, p.l.c.

By:	/s/ Anthony O’Reilly

Name: Anthony O’Reilly
Title: Vice President
By:	/s/ Denise Magyer

Name: Denise Magyer
Title: Vice President

Signature Page to Revolving Credit and Term Loan Agreement

[EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED]